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P R O S P E C T U S S U P P L E M E N T
(To Prospectus Dated September 27, 2000)

$300,000,000

Northwest Airlines, Inc.

Fully and Unconditionally Guaranteed by
Northwest Airlines Corporation

8.875% Notes due 2006

    The notes will bear interest at the rate of 8.875% per year. Interest on the notes is payable on June 1 and December 1 of each year, beginning on December 1, 2001. The notes will mature on June 1, 2006. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    The notes will rank equally with all unsecured and unsubordinated indebtedness of Northwest Airlines, Inc. The notes will be fully and unconditionally guaranteed on a senior basis by Northwest Airlines Corporation, the indirect parent of Northwest Airlines, Inc.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total
Public Offering Price	99.505%	$298,515,000
Underwriting Discount	1.255%	$3,765,000
Proceeds to Northwest Airlines, Inc. (before expenses)	98.250%	$294,750,000

    Interest on the notes will accrue from May 30, 2001 to date of delivery.

    The underwriter expects to deliver the notes to purchasers on or about May 30, 2001.

Salomon Smith Barney

May 24, 2001

    You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Northwest Airlines, Inc. is offering to sell the notes and seeking offers to buy the note, only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sales of the notes.

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PRESENTATION OF INFORMATION

    These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of the notes that Northwest Airlines, Inc. ("Northwest") is currently offering, and (b) the accompanying prospectus, which provides general information about Northwest's debt securities, some of which may not apply to the notes that Northwest is currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

    At varying places in this prospectus supplement and the prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the prospectus can be found is listed in the Table of Contents on the previous page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

    For more complete information about Northwest Airlines Corporation ("NWA Corp.", and together with its subsidiaries, the "Company" or "we") and Northwest, you should read this entire prospectus supplement and the accompanying prospectus as well as the materials filed with the Securities and Exchange Commission that are considered to be part of such prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

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THE COMPANY

    NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline (as measured by 2000 RPMs) and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926 and its business focuses on the development of a global airline network through its strategic assets that include:

  •
  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

  •
  an extensive Pacific route system with hubs at Tokyo and Osaka;

  •
  a trans-Atlantic alliance with KLM Royal Dutch Airlines which operates through a hub in Amsterdam; and

  •
  a global alliance with Continental Airlines, Inc.

    Northwest has developed strategies that are designed to utilize these assets to the Company's competitive advantage. These strategies focus on providing safe, reliable, convenient and consistent air transportation. In addition, the Company's frequent flyer program, customer service enhancements and targeted fare promotions are designed to maintain and improve its competitive position.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table presents summary consolidated financial data and operating statistics of NWA Corp. The annual historical financial data were derived from NWA Corp.'s audited consolidated financial statements and the notes thereto, which are incorporated by reference in the prospectus accompanying this prospectus supplement and should be read in conjunction therewith. The consolidated financial data for the interim periods ended March 31, 2001 and 2000 were derived from unaudited consolidated financial statements of NWA Corp. and may not be indicative of results for the year as a whole. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2001	2000	2000	1999	1998
Statement of Operations Data (in millions, except per share data) (1):
Operating revenues:
Passenger	$2,208	$2,132	$9,653	$8,692	$7,607
Cargo	185	177	857	732	635
Other	218	200	730	709	686

	2,611	2,509	11,240	10,133	8,928

Operating expenses (2)	2,847	2,512	10,671	9,419	9,119

Operating income (loss)	(236)	(3)	569	714	(191)

Income (loss) (3)	$(171)	$3	$256	$300	(285)

Earnings (loss) per common share:
Basic	$(2.05)	$.03	$3.09	$3.69	$(3.48)
Diluted	$(2.05)	$.03	$2.77	$3.26	$(3.48)
Other Data:
Ratio of earnings to fixed charges (4)	—	—	1.53x	1.64x	—
(Table continues and footnotes appear on following page)

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Operating Statistics (5):
Scheduled Service:
Available seat miles (millions) (6)	24,987	24,530	103,356	99,446	91,311
Revenue passenger miles (millions) (7)	18,266	17,777	79,128	74,168	66,738
Passenger load factor (%) (8)	73.1	72.5	76.6	74.6	73.1
Revenue passengers (millions)	13.4	13.4	58.7	56.1	50.5
Revenue yield per passenger mile (cents) (9)	11.86	11.85	12.04	11.58	11.26
Passenger revenue per scheduled ASM (cents)	8.67	8.59	9.21	8.64	8.23
Operating revenue per total ASM (cents) (10)	9.46	9.32	10.01	9.44	9.12
Operating expense per total ASM (cents) (10)	10.32	9.27	9.33	8.71	9.21
Cargo ton miles (millions) (11)	540	566	2,501	2,336	1,954
Cargo revenue per ton mile (cents)	34.11	31.22	34.26	31.32	32.46
Fuel gallons consumed (millions)	512	493	2,113	2,039	1,877
Average fuel cost per gallon (cents)	87.55	79.15	82.99	53.55	53.60
Number of operating aircraft at end of period	429	416	424	410	409
Full-time equivalent employees at end of period	53,341	52,175	53,491	51,823	50,565
	At March 31, 2001	At December 31, 2000
Balance Sheet Data (in millions):
Cash, cash equivalents and unrestricted short-term investments (12)	$2,270	$693
Total assets	12,003	10,877
Short-term borrowings (12)	1,111	6
Long-term debt, including current portion	3,323	3,242
Long-term obligations under capital leases, including current portion	545	556
Mandatorily redeemable preferred security of subsidiary	505	558
Preferred redeemable stock	230	232
Common stockholders' equity	104	231

(1)
Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

(2)
In the first quarter of 2001, the Company recorded a charge for retroactive pay and benefits of $94 million ($59 million after tax or $.71 per share) related to the collective bargaining agreement reached with the Aircraft Mechanics Fraternal Association, the union which represents the Company's mechanics, cleaners and custodians. The Company recorded a fleet disposition charge of $125 million ($79 million after tax or $.96 per basic share or $.86 per diluted share) related to the accelerated retirement of a portion of its DC10 fleet in the fourth quarter of 2000, and of $66 million ($42 million after tax or $.51 per share) related to its seven oldest Boeing 747 aircraft in the fourth quarter of 1998. The Company recorded out-of-period charges related to both collective bargaining agreements that were ratified in 1998 and estimated provisions for the Company's then remaining amendable collective bargaining agreements of $151 million ($95 million after tax or $1.16 per share) for the year ended December 31, 1998.

(3)
In the first quarter of 2001, the Company recorded a gain of $27 million ($11 million after tax or $.13 per share) on the sale of the Company's remaining investment in Continental Airlines, Inc. ("Continental"). During the three months ended March 31, 2000, the Company sold a portion of its investment in priceline.com and recorded a gain of $58 million ($37 million after tax or $.45 per basic share and $.40 per diluted share). In the fourth quarter of 2000 the Company recorded a loss

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  of $26 million ($21 million after tax or $.27 per basic share or $.23 per diluted share) related to an agreement with Continental to repurchase 6.7 million shares of its Class A Common Stock from the Company. During the year ended December 31, 1999, the Company sold portions of its interest in Equant N.V. and recorded gains of $48 million ($30 million after tax or $.37 per basic share or $.33 per diluted share), related to these transactions.

(4)
The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. In computing the ratio, earnings represent consolidated earnings (loss) before income taxes, the cumulative effect of accounting changes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest), one-third of rental expense, which is considered representative of the interest factor, and amortization of debt discount and expense. Earnings did not cover fixed charges by $284 million and $30 million for the three months ended March 31, 2001 and March 31, 2000, respectively, and by $452 million for the year ended December 31, 1998.

(5)
All statistics exclude Express Airlines I, Inc.

(6)
"Available seat miles" ("ASMs") represents the number of seats available for passengers multiplied by the number of scheduled miles the seats are flown.

(7)
"Revenue passenger miles" ("RPMs") represents the number of miles flown by revenue passengers in scheduled service.

(8)
"Passenger load factor" is calculated by dividing revenue passenger miles by available seat miles, and represents the percentage of aircraft seating capacity utilized.

(9)
"Revenue yield per passenger mile" represents the average revenue received from each mile a passenger is flown in scheduled service.

(10)
Excludes the estimated revenues and expenses associated with the operation of Northwest's fleet of Boeing 747 freighter aircraft, MLT Inc. and gain/loss on disposition of assets.

(11)
"Cargo ton miles" represents the tonnage of freight and mail carried multiplied by the number of miles flown.

(12)
On March 29, 2001, the Company borrowed $1.095 billion under its bank revolving credit facility. At March 31, 2001, the Company had $5.0 million available to be borrowed under such facility along with $2.27 billion of cash and cash equivalents, which provided the Company with $2.27 billion of available liquidity. On May 11, 2001, the Company repaid all funds borrowed under such facility.

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RISK FACTORS

    You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus before investing in the notes.

    This prospectus supplement and the accompanying prospectus include "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future financial position, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risk Factors Related to Northwest and NWA Corp.

  Indebtedness

    The Company has substantial levels of indebtedness. As of March 31, 2001, we had long-term debt and capital lease obligations of $3.87 billion. Of this indebtedness, 21% bears interest at floating rates. The amount of our long-term debt that matures in the remainder of 2001 is $170 million. Additionally, $154 million matures in 2002, $130 million in 2003, $489 million in 2004 and $350 million in 2005. As of March 31, 2001, future minimum lease payments under capital leases were $50 million for the remainder of 2001, $230 million for 2002, $65 million for 2003, $45 million for 2004 and $38 million for 2005. These levels of indebtedness do not include our mandatory obligation to redeem $230 million of preferred stock in 2003.

    At March 31, 2001, Northwest had $3.47 billion of long-term debt and capital lease obligations that would rank equally in right of payment with the notes, of which $1.74 billion was secured by Northwest's assets, and no long-term debt or capital lease obligations that would rank senior in right of payment to the notes. At the same date, NWA Corp, had $1.94 billion of indebtedness which would rank equally in right of payment with the full and unconditional guarantee by NWA Corp. of the notes (the "Parent Guaranty"), none of which was secured by NWA Corp.'s assets, and no long-term debt that would rank senior in right of payment to the Parent Guaranty.

    The notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Northwest, and the Parent Guaranty will rank equally with all other unsecured and unsubordinated indebtedness of NWA Corp. The notes are effectively subordinated to the claims of Northwest's secured lenders, and the Parent Guaranty is effectively subordinated to the claims of NWA Corp.'s secured lenders and claims against NWA Corp.'s subsidiaries.

    In addition, Northwest operates in a capital-intensive industry. Periodically, Northwest is required to make significant capital expenditures for new aircraft and related equipment. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by commercial financing.

  Absence of Certain Covenants

    The terms of the notes and NWA Corp.'s Parent Guaranty of the notes do not limit Northwest's or NWA Corp.'s ability to incur additional indebtedness that may rank equally in right of payment to the notes or such Parent Guaranty, to incur liens or to pay dividends or make distributions on, or redeem or repurchase, NWA Corp.'s capital stock. In additional, the notes do not contain provisions that would give holders of the notes the right to require Northwest to repurchase their notes in the event a change

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of control of Northwest or a decline in the credit rating of Northwest's or NWA Corp.'s debt securities from a takeover, recapitalization or similar restructuring, or any other reason.

  Risks Regarding Alliances

    Northwest is currently a party to numerous alliances with other airlines, and may enter into additional alliances in the future. Northwest's ability to grow its route network by entering into alliances depends upon the availability of suitable alliance candidates and the ability of Northwest and its alliance partners to meet business objectives and to perform their obligations under the alliance agreements. Northwest's ability to successfully achieve the anticipated benefits of its alliances depends upon many factors, including:

  •
  Disapproval or delay by regulatory authorities or adverse regulatory developments;

  •
  Competitive pressures;

  •
  Customer acceptance of the alliance; and

  •
  The ability of Northwest and its alliance partners to modify certain contracts that may restrict certain aspects of the alliances.

  Foreign Currency Exposure

    Northwest conducts a significant portion of its operations in foreign locations. As a result, Northwest has operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies. Fluctuations in such foreign currencies, especially the Japanese yen, can significantly affect Northwest's operating performance. From time to time, Northwest uses financial instruments to hedge its exposure to the Japanese yen.

  Absence of a Public Market for the Notes

    Prior to this offering, there has been no public market for the notes. Neither Northwest nor NWA Corp. intends to apply for listing of the notes on any securities exchange. The underwriter may assist in resales of the notes, but it is not required to do so. A secondary market for the notes may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes. If any active public market does not develop, the market price and liquidity of the notes may be adversely affected.

Risk Factors Related to the Airline Industry

  Industry Conditions and Competition

    The airline industry is highly competitive. Airline profit levels are highly sensitive to adverse changes in fuel costs, average fare levels and passenger demand. Passenger demand and fare levels have historically been influenced by, among other things, the general state of the economy, international events, airline capacity and pricing actions taken by other airlines.

    Northwest's competitors include all the other major domestic airlines, as well as foreign, national, regional and new entrant airlines, some of which have more financial resources or lower cost structures than Northwest. On most of Northwest's routes, it competes with at least one of these carriers. Northwest uses yield inventory management systems to vary the number of discount seats offered on each flight in an effort to maximize revenues while remaining price competitive with lower-cost carriers. These competitors' low-cost fares could affect the Company's operating results.

    In recent years, the major U.S. airlines have formed marketing alliances with other U.S. and foreign airlines. Such alliances generally provide for code-sharing, frequent flyer program reciprocity,

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coordinated scheduling of flights to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on that airline's segment of flights connecting with alliance partners. Other major U.S. airlines have alliances or planned alliances that may be more extensive than Northwest's alliances. We cannot predict the extent to which we will be disadvantaged by competing alliances.

    The airline industry is both cyclical and seasonal in nature. Due to seasonal fluctuations, the Company's operating results for any interim period are not necessarily indicative of those for the entire year. The Company's second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

    In addition, Northwest operates in an industry which may undergo consolidation. Any business combination could significantly alter the industry conditions and competition within the airline industry. Any business combination involving us may adversely affect our operations because, for example, of difficulties in integrating operations and personnel.

  Aircraft Fuel

    Because fuel costs are a significant portion of our operating costs (16.0% for the three months ended March 31, 2001), significant changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political events, and we cannot control near or long-term fuel prices. We may experience higher fuel prices or have to curtail scheduled services due to a fuel supply shortage that may result from a disruption of oil imports or other events. A one-cent change in the cost of a gallon of fuel (based on 2000 consumption) would impact operating expenses by approximately $1.8 million per month. Changes in fuel prices may have a greater impact on Northwest than on some of its competitors because of the composition of its fleet.

  Regulatory Matters

    Airlines are subject to extensive regulatory requirements. In the last several years, the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. We expect to continue to incur expenditures to comply with the FAA's noise and aging aircraft regulations.

    Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the U.S. Department of Transportation ("DOT") have also proposed the regulation of airlines' responses to their competitors' activities. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect us.

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USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

    The following table sets forth the capitalization of NWA Corp. on a consolidated basis at March 31, 2001. The table should be read in conjunction with NWA Corp.'s Consolidated Financial Statements and the notes thereto incorporated by reference in this prospectus supplement. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

At March 31, 2001
(in millions)
Cash, cash equivalents and unrestricted short-term investments	$2,270

Short-term debt:
Short-term borrowings	$1,111
Current maturities of long-term debt	199
Current obligations under capital leases	65

Total short-term debt	$1,375

Long-term debt and capital lease obligations:
Equipment pledge notes	$168
Secured notes due through 2009	328
Sale-leaseback financing obligations	218
Unsecured notes due 2004 through 2008	848
NWA Trust No. 1 Notes	130
NWA Trust No. 2 Notes	230
Long-term obligations under capital leases	481
Senior unsecured quarterly interest bonds due 2039	143
Aircraft notes	1,012
Other	47

Total long-term debt and capital lease obligations	3,605

Mandatorily Redeemable Preferred Security of subsidiary which holds solely non-recourse obligation of Northwest	505
Series C Preferred Stock, $.01 par value; authorized 25,000,000 shares 4,931,943 shares issued and outstanding	230
Common stockholders' equity:
Common Stock $.01 par value; 315,000,000 shares authorized; 110,151,891 shares issued and outstanding	1
Additional paid-in capital	1,455
Accumulated deficit	(265)
Accumulated other comprehensive loss	(2)
Treasury stock; 25,803,426 shares	(1,085)

Total common stockholders' equity	104

Total capitalization	$4,444

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BUSINESS

    NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline (as measured by 2000 RPMs) and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926 and its business focuses on the development of a global airline network through its strategic assets that include:

  •
  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

  •
  an extensive Pacific route system with hubs at Tokyo and Osaka;

  •
  a trans-Atlantic alliance with KLM Royal Dutch Airlines ("KLM") which operates through a hub in Amsterdam; and

  •
  a global alliance with Continental Airlines, Inc. ("Continental").

    Northwest has developed strategies that are designed to utilize these assets to the Company's competitive advantage. These strategies focus on providing safe, reliable, convenient and consistent air transportation. In addition, the Company's frequent flyer program, customer service enhancements and targeted fare promotions are designed to maintain and improve its competitive position.

Operations and Route Network

    Northwest operates substantial domestic and international route networks and directly serves more than 155 cities in 24 countries in North America, Asia and Europe. Northwest had more than 58.7 million enplanements and flew over 79.13 billion RPMs in 2000.

    During 2000, Northwest strengthened its network through existing alliances and the addition of several new alliance partners. Long-term alliances are the most effective way for Northwest to enter global markets that it would not be able to serve alone and due to the synergies shared by the partners these alliances are the most economic way to expand globally. Alliances improve the travel experience through code-sharing, integration of frequent flyer programs, the ability to check luggage through to the passenger's final destination and reciprocal airport lounge access, while also providing route and schedule coordination, joint marketing, sharing of airport facilities and services and joint procurement of certain goods and services. Northwest and its alliance partners provide a global network to over 785 cities in 120 countries in the U.S., Canada, Asia, India, the South Pacific, Europe, the Middle East, Africa, Mexico and the Caribbean, Central America and South America.

  Domestic System

    Northwest's domestic route system serves the U.S., Mexico, Canada and the Caribbean. Northwest operates its domestic system through its hubs at Detroit, Minneapolis/St. Paul and Memphis. The hub system gathers passengers from the hub and cities surrounding the hub and provides more frequent local and connecting service than if each route were served on a nonstop point-to-point basis. As part of its alliance with Continental, Northwest's passengers are also able to connect through Continental's hubs in Newark, Houston and Cleveland to additional cities not previously served by Northwest.

    Northwest has exclusive marketing agreements with two regional carriers: Mesaba Aviation, Inc. ("Mesaba") and Express Airlines I, Inc. ("Express"), a wholly-owned indirect subsidiary of NWA Corp. Under the agreements, these regional carriers operate their flights under the Northwest "NW" code and are identified as Northwest Airlink carriers. The primary purpose of these marketing agreements is to provide more frequent service to small and mid-sized cities, which increases connecting traffic at Northwest's hubs. These carriers serve 124 airports, 77 of which are not served by Northwest.

    In November 2000, the Company offered to purchase all of the outstanding common stock of Mesaba Holdings, Inc., the holding company of Mesaba, at a price of $13 per share, or an aggregate

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purchase price of approximately $190 million. All of such funds would be obtained from Northwest's general working capital. Mesaba's Board of Directors has formed a special committee to evaluate the offer. Currently, the Company owns 27.9% of the common stock of Mesaba Holdings, Inc.

    Northwest's hubs provide connections that feed traffic into its eight gateway cities for international service. Northwest operates international flights from its Detroit and Minneapolis/St. Paul hubs as well as from Boston, Honolulu, Los Angeles, Miami, New York, San Francisco, Seattle and Washington, D.C. Northwest, together with Mesaba, operates service to seven cities in Mexico, 12 cities in Canada and five cities in the Caribbean.

    Detroit.  Northwest and Mesaba together serve over 130 cities from Detroit. For the nine months ended September 30, 2000, Northwest and Mesaba enplaned 61% of originating passengers from this hub, while the next largest competitor enplaned 7%. Detroit, which is the seventh largest origination/ destination hub in the U.S. is Northwest's largest international gateway from the continental U.S., offering 214 weekly nonstop flights to 19 foreign cities, including 18 nonstop flights to Japan per week.

    Northwest is managing and supervising the design and construction of a $1.2 billion terminal at Detroit Metropolitan Wayne County Airport. The new terminal is scheduled to be completed in December 2001 and will offer 97 gates, 106 ticket-counter positions, a fourth parallel runway, over 80 shops and restaurants, four WorldClubs, an 11,500-space parking facility, covered curbside drop-off areas and 18 luggage carousels. The new terminal will also offer international-to-domestic connections within the same facility. In addition, a new 400-room hotel in the terminal is scheduled to be completed in 2002.

    Minneapolis/St. Paul.  Northwest and Mesaba together serve over 140 cities from Minneapolis/St. Paul. For the nine months ended September 30, 2000, Northwest and Mesaba enplaned 66% of originating passengers from this hub, while the next largest competitor enplaned 11%. Minneapolis/St. Paul is the ninth largest origination/destination hub in the U.S. Northwest offers 195 weekly nonstop flights to 23 foreign cities from Minneapolis/St. Paul.

    Minneapolis/St. Paul International Airport is in the midst of a $2.4 billion construction program that will include a 50% increase in parking, and add 15 new jet gates, 30 new commuter gates, a new north/south runway, and will extend and improve existing runways. Additional airport improvements include a new skyway and automated people movers to shorten transit time between the concourses and the parking garage and another WorldClub. This multi-year project is scheduled to be completed in phases through 2010.

    Memphis.  Northwest and its Airlink carriers serve over 85 cities from Memphis. For the nine months ended September 30, 2000, they enplaned approximately 51% of originating jet passengers from this hub, while the next largest competitor enplaned approximately 25%.

    The Memphis-Shelby County Airport Authority is in the process of a $400 million airport renovation and expansion scheduled to be completed in 2004. This program will provide nearly $300 million in airfield improvements including a new 13,000-foot runway, which opened in late 2000 to accommodate additional arrivals and departures. During 2000, Northwest added a fourth bank of flights accounting for 104 new takeoffs and landings daily. With this 25% increase in service, Memphis gained additional daily nonstop service to 44 cities. The airport renovation will also include $40 million in parking expansion and $60 million in terminal improvements, which will directly benefit Northwest with the creating of 15 new Northwest gates, the redesign of eight gates to accommodate regional jet services, a new WorldClub and the addition of 11 new ticket counter positions.

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  International System

    Northwest has a comprehensive route network to the Pacific, providing extensive service to Japan and China, and also serves destinations in Europe and India.

    Pacific.  Northwest has served the Pacific market since 1947 and has one of the world's largest Pacific route networks, with approximately 475 weekly flights. Northwest's Pacific operations are concentrated at its Tokyo hub. Northwest has the largest slot portfolio of any non-Japanese airline at Tokyo's slot-constrained Narita International Airport, with 316 weekly takeoff and landing slots. Northwest uses its route certificates and slot portfolio to operate a network linking seven U.S. gateways and ten Asian and Micronesian destinations via Tokyo with 124 weekly departures. Northwest has also developed a hub at Osaka's Kansai airport, where it holds 108 weekly takeoff and landing slots and provides more service between the U.S. and Osaka than any other carrier. Northwest currently operates 39 weekly departures from Osaka, which includes service between four U.S. gateways and three Asian destinations.

    Northwest provides passenger service between various points in the U.S. and Japan and operates flights between Japan and Korea, Taiwan, the Philippines, Thailand, Singapore, Malaysia, Mariana Islands, and China, including Hong Kong. Northwest's Japan presence results from the U.S.-Japan bilateral aviation agreement, which establishes rights to carry traffic between Japan and the U.S. and extensive "fifth freedom" rights between Japan and India, the South Pacific and other Asian destinations. "Fifth freedom" rights allow Northwest to operate service from any gateway in Japan to points beyond Japan and carry Japanese originating passengers. Northwest and United Airlines, Inc. ("United") are the only U.S. passenger carriers that have "fifth freedom" rights from Japan. Northwest also has unlimited rights and frequencies to operate between any point in the U.S. and Japan and the ability to code-share with Japanese carriers.

    Northwest is one of two U.S. carriers to operate nonstop service between the U.S. and Beijing, China's capital, with four flights weekly from Detroit. Northwest also provides service to China from Detroit with two nonstop and four one-stop flights weekly to Shanghai and three one-stop flights weekly to Beijing.

    Atlantic.  Northwest provides passenger service from various points in the U.S. to Amsterdam, Frankfurt, London, Paris and Rome with 98 weekly nonstop flights. Northwest also provides daily service to both Mumbai and Delhi, India from Amsterdam.

    Northwest and KLM operate their trans-Atlantic flights pursuant to a commercial and operational joint venture alliance, which has antitrust immunity that facilitates coordinated pricing, scheduling, product development and marketing. In 1992, the U.S. and the Netherlands entered into an "open-skies" bilateral aviation treaty which authorizes the airlines of each country to provide international air transportation between any U.S.-Netherlands city pair and to operate connecting service to destinations in other countries. Northwest and KLM have expanded their trans-Atlantic presence by operating joint service between 13 U.S. cities and Amsterdam, KLM's hub airport. Code-sharing between Northwest and KLM has been implemented on flights to 66 European, seven Middle Eastern, 11 African, two Asian and approximately 190 U.S. cities. Northwest and KLM have a minimum of nine years remaining under their current joint venture alliance.

  Alliances

    Northwest operates within an international global alliance whose other primary members are KLM and Continental. Through these and other alliance partners, such as Air China, Malaysia Airlines, Japan Air System and Alitialia, Northwest is able to provide seamless global service and more choices to its customers through code-sharing, frequent flyer program reciprocity, coordinated scheduling of flights to permit convenient connections, airport facility coordination and other cooperative activities.

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This coordination increases the destinations, connections and frequencies offered by Northwest, and thus provides an opportunity to increase traffic on flight segments connecting with alliance partners. Code-sharing is an agreement under which an airline's flights can be marketed under the two-letter designator code of another airline, thereby allowing the two carriers to provide joint service with one aircraft.

    Northwest and Continental have extended through 2025 their global strategic commercial alliance that connects the two carriers' networks and includes extensive code-sharing, frequent flyer program reciprocity and other cooperative activities. The airlines continue to operate their two networks under separate identities. The combined network has resulted in a presence comparable to that of either United or American Airlines, Inc. ("American'') (as measured by ASMs for the twelve months ended December 31, 2000), and provides Northwest access to Central and South America and increases its Pacific presence.

    Northwest and Continental code-share to more than 250 destinations. These code-share flights serve eight cities in Central America, three cities in South America, 16 cities in Mexico, seven cities in the Caribbean, 12 cities in Canada, six cities in Asia and over 200 cities in the U.S. Northwest anticipates that it will continue to increase its code-sharing with Continental. Through additional domestic and international connections, Northwest has increased its market share and enhanced its revenue. Other joint activities include airport facility coordination, joint purchasing and certain coordinated sales programs. Through combined purchasing power and increased efficiencies in airport operations, Northwest is experiencing reduced operating costs.

    Northwest has domestic marketing agreements with Alaska Airlines, American Eagle Airlines, America West Airlines, Inc., Big Sky Airlines, Business Express Airlines, Continental Express Airlines, Gulfstream International Airlines, Hawaiian Airlines, Horizon Air and Midwest Express Airlines for frequent flyer program reciprocity and code-sharing on some of these carriers' routes. The primary purpose of these arrangements is to provide increased connections between the airlines' route networks so as to generate increased traffic into Northwest's domestic system and international gateways.

    Northwest's alliance with Air China connects the two carriers' networks and also includes frequent flyer program reciprocity and joint marketing. Northwest and Air China together provide 22 flights each week between the U.S. and China. Code-share service was expanded within the U.S. during 1999 and within China in 2000. Northwest alliance partners, Alaska Airlines, America West Airlines and Continental, have also entered into alliance agreements with Air China. Northwest and its partners collectively provide the most service, nonstop and one-stop, between the U.S. and China.

    Northwest continues to expand its Pacific presence through additional alliances. Northwest has implemented an alliance with Japan Air System, which operates more domestic routes in Japan than any other carrier. The alliance includes code-sharing, coordinated flight connections, traffic servicing and reciprocal frequent flyer programs. Northwest also implemented an alliance with Malaysia Airlines during 1999. This alliance was recently granted anti-trust immunity by the U.S., which allows the two airlines to coordinate sales, marketing and operations to the extent desirable. Currently, Northwest is the only U.S. airline serving Malaysia. Northwest also has code-sharing and reciprocal frequent flyer programs with Pacific Island Aviation.

    To further enhance Northwest's service in Europe, India, and Southeast Asia, Northwest has code-sharing and reciprocal frequent flyer programs with Air Alps Aviation, Air Engiadina, Braathens, Cyprus Airways, KLM cityhopper, KLM exel, KLM uk, and Transavia Airlines. Northwest also has frequent flyer reciprocity with Cebu Pacific Airlines, Garuda Indonesia, Jet Airways Private Ltd. and Kenya Airways.

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  Cargo

    In 2000, cargo accounted for 7.5% of the Company's operating revenues, with the majority of its cargo revenues originating in or destined for Asia. Through its Tokyo and Anchorage cargo hubs, Northwest serves most major air freight markets between the U.S. and the Pacific with ten Boeing 747-200 freighter aircraft. Two additional Boeing 747-200 aircraft, which are being converted into freighters, were acquired in 2000 and are scheduled to begin revenue service in the summer of 2001. Northwest is the largest cargo carrier among U.S. passenger airlines and the only one to operate a dedicated cargo freighter fleet.

    The trans-Pacific market is expected to be a leading growth market for the air freight industry, with most of the growth expected to originate from the high-yield express business. Northwest is able to participate in the express business due to its extensive network across the Pacific, its hubs at Tokyo and Anchorage that allow for the efficient transfer of freight, and its dedicated freighter fleet. In June 2000, Northwest and Japan Airlines entered into a long-term cargo alliance agreement. This alliance received DOT approval in September 2000 and includes code-sharing that allows Northwest to provide its customers with an improved and expanded schedule.

  Other Activities

    MLT Inc.  MLT Inc. ("MLT") is among the largest vacation wholesale companies in the U.S. In addition to its Worry-Free Vacations charter program, MLT markets and supports Northwest's WorldVacations and offers leisure fares to destinations throughout the U.S., Canada, Mexico, the Caribbean, Europe and Asia, primarily on Northwest.

    Northwest Aerospace Training Corporation.  Northwest Aerospace Training Corporation ("NATCO") provides training and aircraft simulation services to pilots for Northwest, other airlines, governments and corporations. The NATCO training facility is among the world's largest aircraft simulation facilities, with 21 full-flight simulators and four fixed-base training devices. NATCO's customer base includes both domestic and international airlines. In 2000, NATCO had $8 million in revenue from third parties.

    WORLDSPAN.  The Company holds a 33.7% partnership interest in WORLDSPAN, L.P. ("WORLDSPAN"). WORLDSPAN operates and markets a global computer reservations and passenger processing system ("CRS"). A CRS is used by travel agents, corporate accounts and direct consumers on the internet to make airline, hotel, car and other travel reservations and to issue airline tickets. Delta Air Lines, Inc. and American beneficially own 40% and 26.3% of WORLDSPAN, respectively. Northwest's presence through WORLDSPAN in the CRS market gives it a voice in the traditional and emerging distribution channels.

Holding Company Reorganization

    On November 20, 1998 NWA Corp. effected a holding company reorganization. As a result, Northwest Airlines Holding Corporation (formerly known as Northwest Airlines Corporation and, prior to the reorganization, the publicly traded holding company, "Old NWA Corp.") became a direct wholly owned subsidiary of NWA Corp. NWA Corp. is now the publicly traded holding company, which owns directly Old NWA Corp. and indirectly the holding and operating subsidiaries of Old NWA Corp. References in this prospectus supplement to NWA Corp. for time periods prior to November 20, 1998 refer to Old NWA Corp.

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DESCRIPTION OF NOTES

    The following description of the notes (referred to in the accompanying prospectus as "Senior Debt Securities") supplements the more general description of the Senior Debt Securities that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of Debt Securities" in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. The following summary of certain terms of the notes and the Indenture (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section.

  General

    The 8.875% notes due 2006 offered hereby are a series of Senior Debt Securities described in the accompanying prospectus.

    The notes will be general unsecured obligations of Northwest. The notes will mature on June 1, 2006 and will be limited to an aggregate principal amount of $300,000,000, although the Indenture provides that additional Senior Debt Securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by Northwest's Board of Directors. The notes will bear interest at the rate per annum of 8.875% from May 30, 2001 or from the most recent Interest Payment Date to which interest has been paid or provided for. Interest will be payable semiannually on June 1 and December 1 of each year, commencing December 1, 2001 to the person in whose name the note (or any predecessor note) is registered at the close of business on May 16 and November 16, as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The notes will be issued under an Indenture (the "Original Indenture") dated as of March 1, 1997 among Northwest, as issuer, Old NWA Corp, as guarantor, and State Street Bank and Trust Company, as trustee (the "Trustee"), as supplemented by a Supplemental Indenture dated as of November 20, 1998 among Northwest, NWA Corp. and Old NWA Corp., and the Trustee, and by a Second Supplemental Indenture dated as of February 25, 1999 among Northwest, NWA Corp. and Old NWA Corp, and the Trustee (the Original Indenture, as supplemented, the "Indenture"). In the accompanying prospectus, we refer to the Original Indenture as the "Senior Indenture."

    The notes will be fully and unconditionally guaranteed on an unsecured basis by NWA Corp., which Parent Guaranty shall rank equally with all future unsecured and unsubordinated indebtedness of NWA Corp., and senior in right of payment to all subordinated indebtedness of NWA Corp.

    The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company ("DTC") or its nominee, as described below. As discussed below, payment of principal of, and interest on, notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee, as the case may be, will be made in immediately available funds to DTC or its nominee, as the case may, as the registered owner and holder of such permanent global note or notes. See below under "Global Notes."

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  Optional Redemption

    The notes will be redeemable prior to maturity, at the option of Northwest, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice mailed to each holder of notes to be redeemed at the holder's address appearing in the Register (as defined in the Indenture), at a price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date (as defined in the Indenture) (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium (as defined below), if any (the "redemption price"). In no event will the redemption price ever be less than 100% of the principal amount of the notes plus accrued interest to the Redemption Date.

    The amount of the Make-Whole Premium with respect to any note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

  (i)
  the sum of the present values, calculated as of the Redemption Date, of:

  (A)
  each interest payment that, but for such redemption, would have been payable on the note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

  (B)
  the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion thereof) being redeemed;

    over

  (ii)
  the principal amount of the note (or portion thereof) being redeemed plus accrued and unpaid interest to the date of determination.

    The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 37.5 basis points.

    The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by Northwest; provided, that if Northwest fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Smith Barney Inc. or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

    For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

    The weekly average yields of United States Treasury notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury notes have a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a

S–17

straight-line basis, between the weekly average yields on the United States Treasury notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

    If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption notes and portions of notes in amounts of $1,000 or whole multiples of $1,000.

    The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

  Global Notes

    The notes will be issued in whole or in part in the form of one or more global notes deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC and registered in the name of the nominee of DTC and registered in the name of a nominee of DTC. Except under the limited circumstances described in the prospectus under "Description of Debt Securities—Global Debt Securities," owners of beneficial interests in global notes will not be entitled to physical delivery of notes in certificated form. Global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. A further description of DTC's procedures with respect to the global notes is set forth in the prospectus under "Description of Debt Securities—Global Debt Securities." It is anticipated that DTC will confirm to Northwest, NWA Corp, the underwriter and the Trustee that it intends to follow such procedures.

    It is anticipated that DTC will advise Northwest and the underwriter as follows. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include security brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The information in this section regarding DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. In addition, we have no responsibility for the performance by DTC or its participants of their obligations as described here or under the rules and procedures governing these obligations.

  Same Day Settlement and Payment

    Settlement for the notes will be made by the underwriter in immediately available funds. All payments of principal and interest will be made by Northwest in immediately available funds.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS

    The following is a summary of certain U.S. federal income tax considerations for beneficial owners of the notes that are "non-U.S. holders" under the Code. Under the Code, a "non-U.S. holder" means a holder that is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

    This summary is based on current law which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company", "foreign personal holding company" or an expatriate described in section 877 of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

    If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

    You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

    The 30% United States federal withholding tax will not apply to any payment of principal or interest on notes provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. holder or (b) you hold your Notes through certain intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations.

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    Special certification rules apply to certain non-U.S. holders that are entities rather than individuals. If you cannot satisfy the requirements described above, payments made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

  •
  IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of notes.

United States Federal Income Tax

    If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, you maintain a "permanent establishment" to which the interest is generally attributable, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on notes will be included in your earnings and profits. You will generally not be subject to United States federal income tax on the disposition of a note unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, your permanent establishment; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

    Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

    In general, no information reporting or backup withholding will be required regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. holder and we have received from you the statement described above under "United States Federal Withholding Tax."

    In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. holder or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

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UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Salomon Smith Barney Inc. has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of notes
Salomon Smith Barney Inc.	$300,000,000

Total	$300,000,000

    The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.

    The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriter may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriter may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by the Company
Per note	1.255%

    The notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the notes. However, it is not obligated to do and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

    In connection with this offering, Salomon Smith Barney Inc. may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of the notes to be purchased by the underwriter in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while an offering is in progress.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be $200,000.

    The underwriter has performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Citibank, N.A., an affiliate of the underwriter, is a lender under the Company's credit facility.

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    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL OPINIONS

    The validity of the notes offered hereby will be passed upon for NWA Corp. and Northwest by Simpson Thacher & Bartlett, New York, New York, and for the Underwriter by Shearman & Sterling, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett will rely as to matters of Minnesota law on an opinion from the Vice President, Law and Secretary of NWA Corp. and Northwest.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited NWA Corp.'s consolidated financial statements and schedule included in NWA Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated in the accompanying prospectus and this prospectus supplement by reference. NWA Corp.'s consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

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PROSPECTUS

$975,000,000

NORTHWEST AIRLINES, INC.

Debt Securities and Warrants to Purchase Debt Securities

Payment of Principal, Premium, if any, and Interest Fully and Unconditionally Guaranteed

by

     NORTHWEST AIRLINES CORPORATION

    Northwest Airlines, Inc. may from time to time offer its debt securities and warrants to purchase debt securities. The debt securities will be fully and unconditionally guaranteed by Northwest Airlines Corporation, the indirect parent of Northwest Airlines, Inc.

    When we decide to sell a particular series of securities, we will provide specific terms of the offered securities in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2000

About this Prospectus	3
Incorporation of Certain Documents by Reference	4
Disclosure Regarding Forward-Looking Statements	4
The Company	5
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	6
Description of Debt Securities	7
Description of Warrants	20
Plan of Distribution	22
Legal Opinions	24
Experts	24

    You should rely only on the information provided in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. Northwest Airlines, Inc. will offer to sell the securities and seek offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sales of the securities.

i

ABOUT THIS PROSPECTUS

    This prospectus is part of registration statements that we filed with the Securities and Exchange utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of debt securities and warrants to purchase debt securities described in this prospectus in one or more offerings up to a total dollar amount of $975,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

    This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Incorporation of Certain Documents by Reference."

    This prospectus does not contain all of the information in the registration statements. Statements we make in this prospectus about the contents of any contract, agreement or other document are not necessarily complete. If that contract, agreement or other document has been filed as an exhibit to the registration statements, we refer you to the exhibit for a more complete description. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

    In this prospectus, "Northwest" refers to Northwest Airlines, Inc., "NWA Corp." to Northwest Airlines Corporation and the "Company," "we," "us" or "our" to NWA Corp. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    NWA Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the internet at the SEC's web site at http://www.sec.gov. Northwest is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934. Instead, we have provided information with respect to Northwest, to the extent required, in filings made by NWA Corp.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 1999;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  •
  Current Reports on Form 8-K filed on January 18, 2000 and July 11, 2000.

    You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

    Secretary's Office
    Northwest Airlines Corporation
    5101 Northwest Drive, Dept. A1180
    St. Paul, Minnesota 55111-3034
    Telephone: (612) 726-2111

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. These forward-looking statements are subject to a number of risks and uncertainties, all of which are difficult to predict and many of which are beyond our control. Forward looking statements are typically identified by the words "may," "will," "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of a number of factors. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, load factors, revenues, expenses and cash flows include the airline pricing environment, fuel costs, labor negotiations both at the Company and other carriers, low-fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation, inflation, the general economic environment in the U.S. and other regions of the world and other factors discussed herein.

    In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in this prospectus will in fact be realized. Potential investors should not place undue reliance on these Forward looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors described above.

THE COMPANY

    NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline (as measured by 1999 revenue passenger miles ("RPMs")) and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926 and its business focuses on the development of a global airline network through its strategic assets that include:

  •
  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

  •
  an extensive Pacific route system with hubs at Tokyo and Osaka;

  •
  a trans-Atlantic alliance with KLM Royal Dutch Airlines which operates through a hub in Amsterdam; and

  •
  a global alliance with Continental Airlines, Inc.

    Northwest has developed strategies that are designed to utilize the Company's strategic assets to its competitive advantage. These strategies focus on providing safe, reliable, convenient and consistent air transportation. In addition, the Company's frequent flyer program, customer service improvements and targeted fare promotions are designed to maintain and improve its competitive position.

    Northwest operates substantial domestic and international route networks and directly serves more than 150 cities in 21 countries in North America, Asia and Europe. Northwest had more than 56.1 million enplanements and flew over 74.2 billion RPMs in 1999.

    Our principal executive offices are located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121; our mailing address is 5101 Northwest Drive, St. Paul, Minnesota 55111-3034 and our telephone number is (612) 726-2111.

USE OF PROCEEDS

    Unless the applicable prospectus supplement indicates otherwise, net proceeds from the sale of the offered securities will be added to Northwest's working capital. We will use the proceeds for general corporate purposes, including the repayment of outstanding indebtedness and financing of capital expenditures. We do not currently expect to discharge any indebtedness or finance any capital expenditures with the proceeds of the sale of the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

    We have set forth below the ratio of earnings to fixed charges for NWA Corp. and its consolidated subsidiaries for the periods indicated. The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. In computing the ratio, earnings represent consolidated earnings (loss) before income taxes, cumulative effect of accounting change and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest), one-third of rental expense, which is considered representative of the interest factor, and amortization of debt discount and expense.

Year ended December 31,					Six months ended June 30,
1999	1998		1997	1996	1995	2000	1999
1.64	(a	)	3.05	2.74	1.90	1.43	1.36

(a)
Earnings were inadequate to cover fixed charges by $452 million for the year ended December 31, 1998.

DESCRIPTION OF DEBT SECURITIES

    The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and together as the "indentures." The form of each indenture has been filed with the SEC and is incorporated by reference in the registration statement of which this prospectus is a part.

    The following briefly summarizes certain general terms and provisions of the debt securities and the indentures to which any prospectus supplement may relate. The applicable prospectus supplement will describe the particular terms and provisions of the debt securities offered by that prospectus supplement and the application of these general terms and provisions to them.

    Northwest may offer a series of debt securities at the same time that it makes an offer of warrants to purchase an additional portion of the same or another series of debt securities. Northwest also may offer warrants to purchase a series of debt securities independently of any offering of debt securities. See "Description of Warrants."

    The statements in this prospectus relating to the debt securities and the indentures are summaries. You should refer to the indentures for the complete terms of the debt securities and the indentures, including the definitions of certain capitalized terms in this prospectus. Where we make no distinction between senior debt securities and subordinated debt securities or between the senior indenture and the subordinated indenture, those summaries refer to any debt securities and either indenture. Whenever we refer to particular defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference in this prospectus or in that prospectus supplement.

    The applicable prospectus supplement will set forth the anticipated market for the debt securities and the specific use of proceeds of an offering of debt securities.

    To the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary, the provision of the prospectus supplement will control.

General

    The indentures do not limit the aggregate principal amount of debt securities which may be issued under those indentures. Northwest may issue from time to time debt securities in one or more series under those indentures. The senior debt securities will be unsecured and unsubordinated obligations of Northwest and will rank equally with all other unsecured and unsubordinated indebtedness of Northwest. The subordinated debt securities will be unsecured obligations of Northwest and, as set forth below under "Subordination of Subordinated Debt Securities," will be subordinated in right of payment to all senior indebtedness of Northwest.

    You should refer to the prospectus supplement which accompanies this prospectus for a description of the specific series of debt securities that Northwest is offering by that prospectus supplement or, if Northwest is offering warrants, the debt securities that it will issue upon exercise of those warrants. These terms may include:

  •
  the specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities;

  •
  the maturity date or dates of the principal of the debt securities or the method of determining the maturity date or dates;

  •
  the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

  •
  the date or dates on which interest, if any, will accrue or the method of determining that date or dates;

  •
  the date or dates on which interest, if any, will be payable and the record date or dates for the interest payment date or dates;

  •
  the place or places where principal of or, premium, if any, and interest, if any, on the debt securities will be payable;

  •
  if Northwest may redeem, at its option, the debt securities in whole or in part,

  •
  the period or periods,

  •
  the price or prices,

  •
  the currency or currencies (including currency units) and

  •
  the terms and conditions for the optional redemption or redemptions;

  •
  if Northwest is obligated to redeem or purchase the debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the debt securities,

  •
  the period or periods,

  •
  the price or prices and

  •
  the terms and conditions for the mandatory redemption or redemptions;

  •
  the denominations of the debt securities that Northwest is authorized to issue;

  •
  regarding the currency or currency units,

  •
  the currency or currency units for which the debt securities may be purchased or in which the debt securities may be denominated, and/or

  •
  the currency or currency units in which principal of, premium, if any, and/or interest, if any, on the debt securities will be payable or redeemable, and

  •
  whether Northwest or the holders of any debt securities may elect to pay or receive payments in a currency or currency units other than the currency in which the debt securities are stated to be payable or redeemable;

  •
  if other than the principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

  •
  the person to whom any interest on any debt security will be payable, if other than the person in whose name that debt security is registered on the applicable record date;

  •
  any addition to, or modification or deletion of, any event of default or any covenant of Northwest or NWA Corp. specified in the applicable indenture;

  •
  the application, if any, of the means of defeasance or covenant defeasance specified for the debt securities and coupons, if any;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

  •
  the terms and conditions relating to warrants issued by Northwest, if any, in connection with or for the purchase of the debt securities;

  •
  any index used to determine the amount of payments of principal of, and premium, if any, and interest, if any, on the debt securities;

  •
  any provisions relating to the exchange of the debt securities; and

  •
  any other special terms of the debt securities.

    Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

    Unless the applicable prospectus supplement specifies otherwise, Northwest will issue debt securities in fully registered form without coupons. If Northwest issues debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

    Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to those debt securities will be described in the applicable prospectus supplement.

    The applicable prospectus supplement also will set forth the foreign currency or currency units and describe the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to the issue of debt securities, if:

  •
  the purchase price of any debt securities is payable in one or more foreign currencies or currency units,

  •
  any debt securities are denominated in one or more foreign currencies or currency units, or

  •
  the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units.

Denominations, Payment, Registration, Transfer and Exchange

    Northwest will issue debt securities in registered form in denominations of $1,000 and integral multiples of $1,000. Northwest will issue debt securities in bearer form in denominations of $5,000. In each case, Northwest may issue debt securities in other denominations and currencies. Subject to any applicable laws or regulations, Northwest will make payments on the debt securities in the designated currency at the designated office or agency of Northwest, unless the applicable prospectus supplement sets forth otherwise. However, Northwest at its option may make interest payments, if any, on debt securities in registered form:

  •
  by checks mailed by the applicable trustee to the holders of debt securities entitled to interest payments at their registered addresses, or

  •
  by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register.

    Unless the applicable prospectus supplement indicates otherwise, Northwest will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

    Subject to any applicable laws and regulations, Northwest will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement at the paying agencies outside the United States as it may appoint from time to time. The applicable prospectus supplement will name the paying agents outside the United States initially appointed by Northwest. Northwest may at any time designate additional paying agents or rescind the designation of any paying agents. However, if debt securities of a series are issuable in the form of registered securities, Northwest will be required to maintain at least one paying agent in each place of payment specified for that series. If debt securities of a series are issuable in the form of bearer securities, Northwest will be required to maintain a paying agent in a place of payment specified for that series outside the United States where the debt securities of that series and any related coupons may be presented and surrendered for payment. In connection with the payment of the principal of, premium, if any, and interest, if any, on a debt security, Northwest will have the right to require the holder to certify information to Northwest. In the absence of that certification, Northwest will be entitled to rely on any legal presumption to enable Northwest to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from that payment.

    Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency of Northwest designated by it from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

    If Northwest redeems any debt securities in part, Northwest will not be required:

  •
  to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of the series to be redeemed and ending at the close of business on

  •
  the day of mailing of the notice of redemption, if the debt securities of that series are issuable only as registered securities,

  •
  the day of the first publication of the notice of redemption, if the debt securities of that series are issuable only as in bearer form, or

  •
  the day of mailing of the notice of redemption, if the debt securities of that series are issuable both in bearer form and as registered securities and there is no publication;

  •
  to register the transfer or exchange of any debt securities issued in registered form, or their portion, called for redemption or otherwise surrendered for repayment, except the unredeemed or unrepaid portion of any registered security being redeemed or repaid in part; or

  •
  to exchange any debt security issued in bearer form which is called for redemption, except to exchange that bearer security for a registered debt security of that series and like tenor which is immediately surrendered for redemption.

Subordination of Subordinated Debt Securities

    The obligation of Northwest to pay the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all "senior indebtedness" (as defined below) of Northwest. The subordinated debt securities will rank equally with any future indebtedness of Northwest which by its terms states that it will rank equally with the subordinated debt securities. The subordinated debt securities will rank senior to all other existing and future subordinated indebtedness or other subordinated obligations of Northwest. However, payment from the funds held in any defeasance trust described under "Defeasance" below is not subordinate to any senior Indebtedness or subject to the restrictions described in this prospectus.

    "Senior indebtedness" of Northwest means all "indebtedness" (as defined below) of Northwest (other than the subordinated debt securities) unless the indebtedness, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the subordinated debt securities. Senior indebtedness, however, does not include:

  •
  any indebtedness, guarantee or other obligation of Northwest that is subordinated or junior in any respect to any other indebtedness of Northwest, or

  •
  any indebtedness of Northwest to any of its subsidiaries or to any person of which Northwest is a subsidiary.

    "Indebtedness" means, without duplication, the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

  •
  indebtedness for money borrowed;

  •
  guarantees of indebtedness for money borrowed;

  •
  indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

  •
  obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  •
  obligations under capitalized leases and flight equipment leases;

  •
  obligations under interest rate and currency swaps, caps, collars options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges or aircraft fuel hedges;

  •
  commitment and other bank financing fees under contractual obligations associated with bank debt;

  •
  any indebtedness representing the deferred and unpaid purchase price of any property or business; and

  •
  all deferrals, renewals, extensions and refundings of any of these indebtedness or obligations.

    However, indebtedness does not include:

  •
  amounts owed to trade creditors in the ordinary course of business,

  •
  nonrecourse indebtedness secured by real property located outside the United States, or

  •
  operating lease rental payments (other than flight equipment lease rental payments) in the ordinary course of business.

    Northwest may not pay the principal of, premium, if any, or interest on the subordinated debt securities or deposit pursuant to the provisions described under "Defeasance" below if:

  •
  any senior Indebtedness is not paid when due (following the expiration of any applicable grace period); or

  •
  any other default on senior Indebtedness occurs and the maturity of any senior Indebtedness is accelerated in accordance with its terms,

unless, in either case,

  •
  the failure to pay or the acceleration relates to senior Indebtedness in an aggregate amount equal to or less than $20 million;

  •
  the default has been cured or waived or has ceased to exist;

  •
  the acceleration has been rescinded; or

  •
  the senior Indebtedness has been paid in full.

    A failure to make any payment with respect to the subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the subordinated debt securities to accelerate the maturity as a result of the payment default.

    If any distribution of the assets of Northwest is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to Northwest, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, creditors of Northwest who are holders of senior indebtedness or of other unsubordinated indebtedness may recover more, ratably, than the holders of the subordinated debt securities.

The Guarantee of NWA Corp.

    NWA Corp. will unconditionally guarantee, pursuant to the indentures, the due and punctual payment of the principal of, premium, if any, and interest, if any, on the debt securities when they become due, whether by acceleration or otherwise. The guarantee of NWA Corp. will be enforceable without any need first to enforce debt securities against Northwest. The guarantee of NWA Corp. of the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of NWA Corp. The terms of the subordination will parallel the subordination terms applicable to the subordinated debt securities set forth above under "Subordination of Subordinated Debt Securities." For purposes of the guarantee of NWA Corp., senior indebtedness of NWA Corp. means all indebtedness of NWA Corp. other than the guarantee of NWA Corp., unless the indebtedness, by its terms or by the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the guarantee of NWA Corp. However, the senior indebtedness of NWA Corp. does not include any indebtedness of NWA Corp. to any of its subsidiaries. The guarantee of NWA Corp. of the subordinated debt securities will rank equally with any future indebtedness of NWA Corp. which by its terms states that it will rank equally with the guarantee of NWA Corp. of the subordinated debt securities. The guarantee of NWA Corp. of the subordinated debt securities will rank senior to all other existing and future subordinated indebtedness or other subordinated obligations of NWA Corp.

Global Debt Securities

    Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be represented by one fully registered global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), or its nominee. No person acquiring a beneficial interest in a global debt security will be entitled to physical delivery of a definitive certificate except as set forth below under "-Definitive Certificates."

    Unless and until definitive debt securities are issued, all references to actions by holder of the debt securities refer to actions taken by DTC, or its nominee, as the registered holder of the global debt security, upon instructions from DTC Participants (as defined below), and all references to distributions, notices, reports and statements to the holders of debt securities refer, as the case may be, to distributions, notices, reports and statements to DTC or its nominee, as the registered holder of the debt securities, or to DTC Participants for distribution to the beneficial owners of interests in the global debt securities in accordance with DTC procedures. Unless and until definitive certificates are issued, the only debt security "holder" will be Cede, as nominee of DTC. Beneficial owners will not be recognized by the trustee as holders of debt securities, as such term is used in the indentures, and beneficial owners will be permitted to exercise the rights of holders only indirectly through DTC and DTC Participants.

    Northwest has been advised that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical transfer of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

    Purchases, sales and transfers of the ownership of, or other interests in, the debt securities must be made by or through DTC Participants and Indirect Participants, which will receive a credit for the debt securities on DTC's record. The ownership interest of each beneficial owner of the debt securities is in turn recorded on the Direct Participant's and Indirect Participant's records.

    DTC has advised Northwest that it will take any action permitted to be taken by a holder of debt securities under the applicable indenture only at the direction of one or more DTC Participants to whose accounts with DTC the debt securities are credited. Additionally, DTC has advised Northwest that in the event any action requires approval by holders of a certain percentage (or principal amount) of debt securities, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders satisfy any such percentage (or amount). DTC may take conflicting actions with respect to other debt securities to the extent that such actions are taken on behalf of DTC Participants whose holders have such debt securities.

    Distributions of principal and interest on the global debt securities will be made by the trustee to CEDE, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the debt securities in amounts proportionate to the aggregate principal amount of the debt securities of the applicable series. DTC Participants will thereafter forward payments to Indirect Participants or beneficial owners, as the case may be, in accordance with customary industry practices. The forwarding of distributions to the beneficial owners of debt securities will be the responsibility of the DTC Participants.

    Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of the debt securities among DTC Participants on whose behalf it acts with respect to the debt securities and to receive and transmit distributions of principal, premium, if any, and interest with respect to the debt securities. DTC Participants and Indirect Participants with which beneficial owners of the debt securities have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although beneficial owners of the debt securities will not possess the debt securities, the Rules provide a mechanism by which those beneficial owners will receive payments and will be able to transfer their interests.

    Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a beneficial owner to pledge its debt securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such debt securities, may be limited due to the lack of a physical certificate for such debt securities.

    Neither Northwest, NWA Corp. nor the trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the debt securities held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The applicable prospectus supplement will specify any additional book-entry registration procedures applicable to debt securities denominated in a currency other than United States dollars.

Definitive Certificates

    Unless the applicable prospectus supplement specifies otherwise, if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Northwest within ninety days, debt securities in definitive, certificated form will be issued in exchange for the applicable global debt securities. In addition, Northwest may at any time and in its sole discretion determine not to have any of the debt securities of a series or class represented by one or more global certificates. In that event, debt securities in definitive, certificated form will be issued in exchange for the applicable global debt securities. Further, if Northwest so specifies, an owner of a beneficial interest in a global debt security may, on terms acceptable to Northwest and DTC, receive definitive, certificated debt securities registered in the name of that beneficial owner or its designee.

    Upon the occurrence of any event described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners through DTC Participants of the availability of definitive certificates. Upon surrender by DTC of the certificates representing the debt securities and receipt of instructions for re-registration, the trustee will reissue the debt securities as definitive debt securities to the beneficial owners.

    Distributions of principal, premium, if any, and interest on debt securities will thereafter be made by the trustee directly in accordance with the procedures set forth in the indenture and the applicable trust agreement supplement, to holders in whose names the definitive debt securities were registered at the close of business on the applicable record date. These distributions will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee. The final payment on any debt security, however, will be made only upon presentation and surrender of the definitive debt security at the office or agency specified in the notice of final distribution to holders of the debt securities.

    Definitive debt securities will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the applicable indenture. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required.

Consolidation, Merger or Sale by Northwest or NWA Corp.

    Each indenture provides that neither Northwest nor NWA Corp. may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person, unless:

  •
  in the case of a merger or consolidation, Northwest or NWA Corp. is the surviving corporation, as the case may be, or

  •
  in the case of either a merger or consolidation where Northwest or NWA Corp. is not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of the assets of Northwest to another person,

  •
  the resulting, successor or acquiring Person is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and

  •
  that corporation expressly assumes by supplemental indenture all the obligations of Northwest under the debt securities, any related coupons and the indentures, or all the obligations of NWA Corp. under the guarantee of NWA Corp. and the indentures, as the case may be;

  •
  immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition (including, without limitation, any debt directly or indirectly incurred or anticipated to be incurred in connection with or in respect of that transaction), no default or event of default under the indentures will have occurred and be continuing; and

  •
  certain other conditions are met.

    If a successor corporation assumes the obligations of Northwest or NWA Corp., then that successor corporation will succeed to and be substituted for Northwest or NWA Corp. under the indentures and under the debt securities and any related coupons or under the guarantee of NWA Corp., as the case may be, and all obligations of Northwest or NWA Corp., as applicable, will terminate. If any permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction (including a highly leveraged transaction), the holders of the debt securities will not have the right to require redemption of those debt securities or similar rights unless the applicable prospectus supplement sets forth otherwise.

Events of Default, Notice and Certain Rights on Default

    Events of default under the indenture for a series of debt securities are defined as:

  •
  default for thirty days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable with respect to debt securities of that series as specified in the applicable prospectus supplement when due;

  •
  default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

  •
  default for sixty days after notice to Northwest and NWA Corp. by the trustee, or to Northwest, NWA Corp. and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture or board resolution under which the debt securities of that series may have been issued; and

  •
  certain events of bankruptcy, insolvency or reorganization of Northwest or NWA Corp.

    The applicable prospectus supplement will describe any other events of default applicable to a specified series of debt securities. An event of default with respect to a particular series of debt securities will not necessarily be an event of default with respect to any other series of debt securities.

    If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the Trustee for that series or the holders of 25% or more in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to Northwest and NWA Corp., may

  •
  declare the principal of all the debt securities of that series to be due and payable or

  •
  in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of debt securities of a series give notice of the declaration of acceleration to Northwest and NWA Corp., then they are also required to give notice to the trustee for that series.

    The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within ninety days after the occurrence of a default known to it with respect to debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default with respect to debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an event of default.

    The trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those provisions for indemnification of the trustee, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on that trustee.

    Each of NWA Corp. and Northwest will file annually with the trustee a certificate as to its compliance with all conditions and covenants of the applicable indenture.

    The holders of not less than a majority in aggregate principal amount of any series of debt securities by notice to the trustee for that series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series, unless a judgment or decree based on that acceleration has been obtained and entered. However, a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (and any resulting acceleration) and certain other defaults may not be waived.

Modification of the Indentures

    Northwest, NWA Corp. and the trustee for a series of debt securities may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

  •
  evidence the succession of another corporation to Northwest or NWA Corp. and the assumption of the covenants of Northwest or NWA Corp. by a successor;
  •
  add to the covenants of Northwest or NWA Corp. or surrender any right or power of Northwest or NWA Corp., and
  •
  make the occurrence, or the occurrence and continuance, of a default in any additional covenants, restrictions or conditions a default or an event of default that permits the enforcement of all or any of the remedies provided in the indentures.

However, in respect of any of those additional covenants, restrictions or conditions, the supplemental indenture may:

    •
    provide for a particular period of grace after default, which period may be shorter or longer than the period allowed in the case of other defaults,
    •
    provide for an immediate enforcement upon that default, or
    •
    limit the remedies available to the Trustee upon that default;
  •
  add additional events of default with respect to any series;
  •
  add or change any provisions to permit or facilitate the issuance of debt securities in bearer form or in global form;

  •
  under certain circumstances, add, change or eliminate any provision affecting debt securities not yet issued;
  •
  secure the debt securities;
  •
  add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities as set forth in the indentures, other conditions, limitations and restrictions to be observed after that addition;
  •
  establish the form or terms of debt securities;
  •
  evidence and provide for successor trustees;
  •
  if allowed without penalty under applicable laws and regulations, permit payment in respect of debt securities in bearer form in the United States;
  •
  correct or supplement any inconsistent provisions or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indentures in any material respect;
  •
  cure any ambiguity or correct any mistake; or
  •
  supplement any of the provisions of the indentures to permit or facilitate the defeasance and discharge of any series of debt security, on the condition that this action does not adversely affect the interests of the holders of that series or any other series of debt securities or any related coupons in any material respect.

    In addition, Northwest, NWA Corp. and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each debt security that is affected,

  •
  change the time for payment of principal or interest on any Debt Security;
  •
  reduce the principal of, or any installment of principal of, or interest on any Debt Security;
  •
  reduce the amount of premium, if any, payable upon the redemption of any Debt Security;
  •
  reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Debt Security;
  •
  change the coin or currency in which any Debt Security or any premium or interest is payable;
  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;
  •
  reduce the percentage in principal amount of the outstanding debt securities of any series required to:
  •
  consent to modify or amend the indentures,
  •
  waive compliance with certain provisions of the indentures, or
  •
  waive certain defaults;
  •
  change the obligation of Northwest to maintain an office or agency in the places and for the purposes specified in the indentures;
  •
  modify the obligations of NWA Corp. to make payment under the guarantee of NWA Corp.; or
  •
  modify any of the foregoing provisions.

Defeasance

    If the applicable prospectus supplement so indicates, Northwest may elect either to:

  •
  defease and be discharged from any and all obligations with respect to the debt securities of or within any series, except as described below ("defeasance"), or
  •
  be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"),

when Northwest deposits, in trust for the above mentioned purpose, with the trustee for that series of debt securities (or other qualifying trustee) money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities to their stated maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments.

    When a defeasance occurs, Northwest will be deemed to:

  •
  have paid and discharged the entire indebtedness represented by the debt securities and any related coupons, and
  •
  have satisfied all of its other obligations under the debt securities and any related coupons.

However, Northwest will not be deemed to have satisfied:

  •
  its obligations with respect to the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease the debt securities, payments in respect of the principal of, premium, if any, and interest, if any, on the debt securities or any related coupons when the payments are due, and
  •
  certain other obligations as provided in the indentures.

When a covenant defeasance occurs, Northwest will:

  •
  be released only from its obligations to comply with certain covenants contained in the indentures relating to the debt securities,
  •
  continue to be obligated in all other respects under those debt securities, and
  •
  continue to be contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to those debt securities.

    Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

  •
  the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of Northwest or NWA Corp.;
  •
  certain bankruptcy related defaults or events of default with respect to Northwest or NWA Corp. must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;
  •
  Northwest must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:
  •
  will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance, and

    •
    will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures;

  •
  Northwest must deliver to the trustee an officers' certificate and an opinion of counsel with respect to:
  •
  compliance with the conditions precedent to the defeasance or covenant defeasance, and
  •
  certain registration requirements under the Investment Company Act of 1940; and
  •
  any additional conditions to the defeasance or covenant defeasance which may be imposed on Northwest pursuant to the applicable indenture.

    The indentures require that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. Holders of the debt securities do not have recourse against that firm under the indentures. If the applicable prospectus supplement so indicates, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or any agency or instrumentality of the government issuing the currency in which debt securities of that series are payable. If the government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, Northwest will have no further obligation, and the holders of the debt securities will have no additional recourse against Northwest, as a result of the decrease in value or default. As described above, in the event of a covenant defeasance, Northwest remains contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to the debt securities.

    Northwest may exercise its defeasance option with respect to the debt securities even if it has previously exercised its covenant defeasance option.

    If Northwest exercises its defeasance option, payment of the debt securities may not be accelerated because of a default or an event of default. If Northwest exercises its covenant defeasance option, payment of the debt securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

    The applicable prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of a particular series.

The Trustee

    Unless otherwise provided in the prospectus supplement for a series of debt securities, State Street Bank and Trust Company is the trustee under the indentures. Northwest and NWA Corp. also maintain banking and other commercial relationships with State Street Bank and Trust Company and its affiliates in the ordinary course of business and State Street Bank and Trust Company acts as trustee under several other indentures for NWA Corp. and Northwest.

DESCRIPTION OF WARRANTS

    Northwest may issue warrants to purchase debt securities. Northwest may issue warrants together with or separately from any debt securities offered by any prospectus supplement and, if it issues warrants together with debt securities, the warrants may be attached to or separate from the debt securities. Northwest will issue the warrants under one or more separate warrant agreements, all as set forth in the prospectus supplement relating to the particular issue of warrants. A form of warrant agreement for warrants sold attached to debt securities and a form of warrant agreement for warrants sold alone have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

    The statements in this prospectus relating to the warrants and the warrant agreements are summaries. You should refer to the warrant agreements for the complete terms of the warrants and the warrant agreements.

General

    If Northwest offers warrants, you should refer to the applicable prospectus supplement which accompanies this prospectus for a description of the specific terms of the warrants, including:

  •
  the specific designation and aggregate number of the warrants;

  •
  the offering price and the currency or composite currencies for which the warrants may be purchased;

  •
  the designation (including whether the debt securities are senior debt securities or subordinated debt securities), aggregate principal amount, currency or composite currencies and terms of the debt securities purchasable upon exercise of the warrants;

  •
  if warrants are issued together with any debt securities,

  •
  the designation and terms of the debt securities with which the warrants are issued, and

  •
  the number of warrants issued with the minimum denomination of each Debt Security;

  •
  if warrants are issued together with any debt securities, the date on and after which the warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of one warrant, and the price or the manner of determining the price and currency or composite currencies or other consideration, which may include debt securities, for which that principal amount of debt securities may be purchased;

  •
  the date on which the right to exercise the warrants will commence;

  •
  the date on which the right to exercise warrants will expire (the "expiration date");

  •
  the terms of any mandatory or optional redemption by Northwest;

  •
  certain Federal income tax consequences;

  •
  whether the certificates for warrants will be issued in registered or unregistered form; and

  •
  any other special terms of the warrants.

    Unless the applicable prospectus supplement specifies otherwise, the warrants will not be listed on any securities exchange

    Holders of warrant certificates may exchange them for new warrant certificates, may present them (if in registered form) for registration of transfer and exchange, and may exercise them at an office or agency of the warrant agent maintained for that purpose. No service charge will be made for any transfer or exchange of warrant certificates, but Northwest may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities that they may purchase upon the exercise of the warrants. These rights include the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon the exercise or to enforce covenants in the indenture.

Exercise of Warrants

    Each warrant will entitle its holder to purchase the principal amount of debt securities

  •
  at the exercise price,

  •
  for the consideration and

  •
  during the period or periods, in each case as set forth in, or calculable from, the prospectus supplement relating to the warrants.

    Holders of warrants may exercise their warrants at any time during the specified period up to 5:00 P.M. New York City time on the warrant expiration date set forth in the applicable prospectus supplement. After the close of business on the warrant expiration date, or a later date to which the warrant expiration date may be extended by Northwest, unexercised warrants will become void.

    Holders of warrants may exercise their warrants by:

  •
  paying the warrant agent the amount provided in the applicable prospectus supplement required to purchase the debt securities purchasable upon the exercise of the warrants, and

  •
  providing the warrant agent with certain information set forth on the reverse side of the warrant certificate.

    Unless the applicable prospectus supplement specifies otherwise, when the warrant agent receives the payment and the warrant certificate properly completed and duly executed at the warrant agent office or any other office or agency indicated in the applicable prospectus supplement, Northwest will, as soon as practicable, issue and deliver the debt securities purchasable upon the exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the amount of unexercised warrants.

Modification of Warrant Agreements

    Northwest and the warrant agent may supplement or amend the warrant agreement, without the consent of any warrantholder, in order to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision contained in the warrant agreement, which may be defective or inconsistent with any other provisions; or

  •
  make other provisions in regard to matters or questions arising under the warrant agreement, which Northwest and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrantholders.

Global Warrants

    Unless otherwise provided in a prospectus supplement for a series of warrants, each series of warrants will be represented by one fully registered global certificate. Each global certificate will be

  •
  deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), or its nominee and

  •
  subject to the limitations and benefits described above under "Description of the Debt Securities—Global Debt Securities" (except that references to debt securities will be deemed references to warrants).

Warrant Agent

    Unless otherwise provided in the prospectus supplement for a series of warrants, State Street Bank and Trust Company will act as the warrant agent under the warrant agreement. Northwest and NWA Corp. maintain banking and other commercial relationships with State Street Bank and Trust Company and its affiliates in the ordinary course of business. The warrant agent will act solely as an agent of Northwest in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

PLAN OF DISTRIBUTION

    Northwest may sell the offered securities in one or more of the following ways from time to time:

  •
  by or through underwriters,

  •
  by itself directly to investors or other persons

  •
  through dealers or agents or

  •
  through a combination of any of these methods of sale.

    The offered securities may be sold

  •
  at a fixed price or prices, which may be changed,

  •
  from time to time at market prices prevailing at the time of sale,

  •
  at prices related to those market prices, or

  •
  at negotiated prices.

    The prospectus supplement relating to an offering of offered securities will set forth the terms of that offering, including:

  •
  the name or names of any underwriters, dealers or agents involved in the offer and sale of the offered securities,

  •
  any underwriting compensation paid by Northwest to underwriters, dealers or agents in connection with the offering and any discounts, concessions or commissions allowed by underwriters to participating dealers,

  •
  the purchase price of the offered securities and the proceeds to Northwest from the sale,

  •
  any delayed delivery arrangements,

  •
  the initial public offering price, and

  •
  any securities exchanges on which the offered securities may be listed.

    Dealer trading may take place in certain of the offered securities, including offered securities not listed on any securities exchange. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may change.

    In connection with the sale of offered securities, underwriters may be deemed to have received compensation from Northwest in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

    If Northwest directly uses a dealer in the sale of offered securities, Northwest will sell the offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the terms of any of those sales.

    Northwest may offer and sell offered securities through agents designated by Northwest from time to time. The applicable prospectus supplement will set forth any commissions payable by Northwest to the agent. Unless the applicable prospectus indicates otherwise, the agent will be acting on a best efforts basis for the period of its appointment.

    Northwest may directly solicit offers to purchase offered securities and sell them directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the offered securities. The applicable prospectus supplement will describe the terms of any of those sales.

    Except as set forth in the applicable prospectus supplement, no director, officer or employee of Northwest or NWA Corp. will solicit or receive a commission in connection with direct sales by Northwest of the offered securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any of these direct sales.

    Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Underwriters, dealers and agents may be entitled, under agreements with Northwest and NWA Corp., to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 as a result of material misstatements and omissions. Underwriters, dealers and agents may also be entitled to reimbursement by Northwest and NWA Corp. for certain expenses. Underwriters, dealers and agents may engage in transactions with, or perform services for, NWA Corp., Northwest and NWA Corp.'s other subsidiaries in the ordinary course of business.

    If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price indicated in the prospectus supplement through delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

    If Northwest uses an underwriter or underwriters in the sale of any Offered Securities, the applicable prospectus supplement will contain a statement as to the underwriters' intention, if any, at the date of the prospectus supplement to make a market in the Offered Securities. No assurances can be given that there will be a market for the Offered Securities.

    The applicable prospectus supplement will set forth the place and time of delivery for the offered securities. Northwest will issue the debt securities that are issuable upon exercise of warrants upon payment of the exercise price and otherwise in accordance with the relevant terms applicable to the warrants as described in the applicable prospectus supplement.

LEGAL OPINIONS

    Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities, the guarantee of NWA Corp. and warrants offered by this prospectus will be passed upon for Northwest and NWA Corp. by Simpson Thacher & Bartlett, New York, New York. In rendering that opinion, Simpson Thacher & Bartlett will be relying as to matters of Minnesota law on an opinion from the Office of the General Counsel of NWA Corp. and Northwest.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of NWA Corp. included in NWA Corp.'s Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report on the consolidated financial statements and schedule incorporated by reference in this prospectus. Such consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

$300,000,000

Northwest Airlines, Inc.
8.875% Notes due 2006

P R O S P E C T U S S U P P L E M E N T
May 24, 2001

Salomon Smith Barney

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PRESENTATION OF INFORMATION
THE COMPANY
SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
BUSINESS
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS
UNDERWRITING
LEGAL OPINIONS
EXPERTS
$975,000,000
NORTHWEST AIRLINES, INC.
Debt Securities and Warrants to Purchase Debt Securities
Payment of Principal, Premium, if any, and Interest Fully and Unconditionally Guaranteed by

ABOUT THIS PROSPECTUS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS